New World Fund, Inc.

October 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$126,194
Class B	$59
Class C	$2,578
Class F1	$26,756
Class F2	$25,069
Total	$180,656
Class 529-A	$7,092
Class 529-B	-
Class 529-C	$329
Class 529-E	$261
Class 529-F1	$493
Class R-1	$99
Class R-2	$1,025
Class R-2E	-
Class R-3	$3,390
Class R-4	$3,916
Class R-5	$6,251
Class R-6	$14,901
Total	$37,757

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5656
Class B	$0.0189
Class C	$0.1397
Class F1	$0.6008
Class F2	$0.7507
Class 529-A	$0.5358
Class 529-B	$0.0000
Class 529-C	$0.1079
Class 529-E	$0.4068
Class 529-F1	$0.6544
Class R-1	$0.1619
Class R-2	$0.1606
Class R-2E	$0.0000
Class R-3	$0.4185
Class R-4	$0.6103
Class R-5	$0.7698
Class R-6	$0.7999

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	222,969
Class B	2,075
Class C	18,319
Class F1	30,451
Class F2	61,079
Total	334,893
Class 529-A	13,487
Class 529-B	246
Class 529-C	3,052
Class 529-E	648
Class 529-F1	827
Class R-1	641
Class R-2	6,352
Class R-2E	1
Class R-3	8,475
Class R-4	7,967
Class R-5	6,838
Class R-6	27,579
Total	76,113

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$59.28
Class B	$58.30
Class C	$57.18
Class F1	$58.83
Class F2	$59.34
Class 529-A	$58.81
Class 529-B	$57.75
Class 529-C	$57.25
Class 529-E	$58.32
Class 529-F1	$58.89
Class R-1	$57.35
Class R-2	$57.33
Class R-2E	$59.26
Class R-3	$58.44
Class R-4	$59.06
Class R-5	$59.56
Class R-6	$59.47